Exhibit 10.1

EXECUTION VERSION

Bank of America, N.A.	Banc of America Securities LLC
1600 John F. Kennedy Boulevard	214 North Tryon Street
4 Penn Center, Suite 1100	Charlotte, NC 28255
Philadelphia, PA 19103

February 24, 2009

StoneMor Operating LLC

155 Rittenhouse Circle

Bristol, Pennsylvania 19007

Attention: William Shane, President

$10,000,000 Revolving Credit Increase and $80,000,000 Acquisition Line Increase

Dear Bill:

Bank of America, N.A. (“Bank of America”) is pleased to offer to continue to act as sole administrative agent (in such capacity, the “Administrative Agent”) for an increase of (a) $10,000,0000 in the Revolving Credit Facility and (b) up to a $80,000,000, at your request, in the Acquisition Facility (collectively, the “Increase”) to your existing $65,000,000 senior credit facility (the “Existing Facility” and together with the Increase, the “Senior Credit Facility”) to StoneMor Operating LLC (the “Company”), and all existing and future direct and indirect subsidiaries of the Company (“you” or the “Borrowers”), and Bank of America is pleased to offer its commitment to lend an additional $5,000,000 (for an aggregate commitment of $30,000,000 from Bank of America) of the Increase (based on the maximum increase amount and subject to pro rata reduction based on the actual Increase), upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”). Banc of America Securities LLC (“BAS”) is pleased to advise you of its willingness in connection with the foregoing commitment, as sole lead arranger and sole book manager (in such capacities, the “Lead Arranger”) for the Increase, to use its best efforts form a syndicate of financial institutions (including Bank of America) (collectively, the “Lenders”) reasonably acceptable to you for the Increase.

Bank of America will act as sole Administrative Agent for the Senior Credit Facility and BAS will act as sole Lead Arranger for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval.

The commitment of Bank of America hereunder and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and BAS: (a) the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and business of the Borrower and its subsidiaries in scope and with results satisfactory to us in our reasonable discretion; (b) the accuracy and completeness of all representations that you and your affiliates make to Bank of America and BAS and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (c) prior to and during the syndication of the Increase there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries; provided that, the holders (the “Noteholders”) of the Senior Secured Notes (as defined in the Summary of Terms), and their respective affiliates, may refinance the Senior Secured Notes (or any portion thereof) on terms reasonably acceptable to the Required Lenders (a “Noteholder Refinancing

Transaction”); (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to Bank of America and BAS; and (e) no change, occurrence or development shall have occurred or become known to Bank of America or BAS since December 31, 2007 that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Summary of Terms); provided that, solely for the purposes of the commitment of Bank of America hereunder and the undertaking of BAS to provide the services described herein, nothing specifically disclosed to Bank of America and BAS in the financial statements delivered pursuant to the Existing Facility, will be treated as having, or reasonably being expected to have, a Material Adverse Effect. In addition, the commitment of Bank of America hereunder is subject to the condition precedent that commitments shall have been received from Lenders for the remaining $85,000,000 of the Increase (based on the maximum increase amount and subject to pro rata reduction based on the actual Increase) on the terms and conditions referred to herein and in the Summary of Terms.

BAS intends to commence syndication of the Increase promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree to actively assist BAS in achieving a syndication of the Increase that is satisfactory to BAS and you. Such assistance shall include your (a) providing and causing your advisors to provide Bank of America and BAS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and BAS to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of an Information Memorandum, if any, and other materials to be used in connection with the syndication of the Increase (collectively with the Summary of Terms, the “Information Materials”), (c) using your best efforts to ensure that the syndication efforts of BAS benefit materially from your existing banking relationships, and (d) otherwise assisting Bank of America and BAS in their syndication efforts, including by making your officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that BAS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America and BAS.

You represent, warrant and covenant that (a) all financial projections concerning the Borrowers and their affiliates that have been or are hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it being recognized that such projections are not to be viewed as facts and that actual results during the period or periods covered by any Projections may differ from the projected results contained therein and such differences may be material) and (b) all Information, other than Projections, which has been or is hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, taken as a whole, is and will be complete and correct in all material respects and does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. You agree to furnish us with further and supplemental information from time to time until the date Existing Facility is amended to include the Increase (the “Closing Date”), so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing

Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Bank of America and BAS are and will be using and relying on the Information without independent verification thereof.

You acknowledge that BAS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system. In connection with the syndication of the Senior Credit Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrowers or their affiliates, or the respective securities of any of the foregoing. You agree, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

By executing this Commitment Letter, you agree to reimburse Bank of America and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Reed Smith LLP, as counsel to the Lead Arranger and the Administrative Agent, and of local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent and (b) due diligence expenses) incurred in connection with the Senior Credit Facility, the syndication thereof, the distribution of Information Materials, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You agree to indemnify and hold harmless Bank of America, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and reasonable out-of-pocket expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you, Bank of America and BAS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose (a) this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and to the Noteholders and (b) the Fee Letter, following written notice to Bank of America and BAS, to the extent disclosure of the Fee Letter is required by law. Bank of America and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or BAS, as applicable, to identify you in accordance with the Act.

You acknowledge that Bank of America and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and BAS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, on a confidential basis, any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, BAS or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and BAS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) Bank of America and BAS each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor BAS has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and BAS, and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and BAS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and BAS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or BAS hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by electronic transmission or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania. Each of you, Bank of America and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof. The commitments and undertakings of Bank of America and BAS may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among Bank of America, BAS, you and your affiliates with respect to the Increase and supersedes all prior agreements and understandings relating to the Increase, but does not, in and of itself, amend or otherwise modify the Existing Facility. The amendment contemplated herein shall be evidenced by a separate agreement delivered by the Borrowers, the Administrative Agent and Required Lenders (as defined in the Existing Facility). Please note that the terms and conditions of the commitment of Bank of America and the undertaking of BAS hereunder are not limited to those set forth herein or in the Summary of Terms, which represent only a summary of the material terms of the described transaction. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or BAS to make any oral or written statements that are inconsistent with this Commitment Letter, the Summary of Terms or the Fee Letter. This Commitment Letter, the Summary of Terms and the Fee Letter are not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of Bank of America and BAS hereunder will expire at 5:00 p.m. (East Coast time) on February 25, 2009 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile or electronic transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and BAS hereunder will expire on April 30, 2009, unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date. In consideration of the time and resources that BAS and Bank of America will devote to the Senior Credit Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Borrower and its subsidiaries (other than with the Noteholders or their respective affiliates with respect to the Noteholder Refinancing Transaction).

We are pleased to have the opportunity to work with you in connection with this important financing. If the foregoing is in accordance with your understanding, please sign and return this Commitment Letter to us.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Kenneth G. Wood
Name:	Kenneth G. Wood
Title:	SVP

BANC OF AMERICA SECURITIES LLC

By:	/s/ Charles E. Brinley
Name:	Charles E. Brinley
Title:	Principal

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

STONEMOR OPERATING LLC

By:	/s/ William R. Shane
Name:	William R. Shane
Title:	Executive Vice President and CFO

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

STONEMOR OPERATING LLC

$10,000,000 REVOLVING CREDIT INCREASE

$80,000,000 ACQUISITION LINE INCREASE

BORROWERS:	StoneMor Operating LLC, a Delaware limited liability company (the “Company”), and each existing and future direct and indirect domestic and, to the extent no material adverse tax consequences would result, foreign subsidiary of the Company (collectively, the “Borrowers”).

GUARANTORS:	The Senior Credit Facility and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by StoneMor Partners, L.P., a Delaware limited partnership (the “Partnership”), and StoneMor GP LLC, a Delaware limited liability company (the “General Partner”, and, together with the Partnership, the “Guarantors”). Additionally, the Borrowers will guarantee all the obligations of the other Borrowers under the Senior Credit Facility and under any treasury management, interest protection or other hedging arrangements entered into with any Lender or any affiliate thereof on the terms set forth in the Existing Facility. All guarantees will be guarantees of payment and not of collection.

CREDIT PARTIES:	The Borrowers and the Guarantors.

ADMINISTRATIVE AND COLLATERAL AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole administrative and collateral agent (the “Administrative Agent”).

SOLE LEAD ARRANGER AND SOLE BOOK MANAGER:	Banc of America Securities LLC will act as sole lead arranger and sole book manager (the “Lead Arranger”).

LENDERS:	A syndicate of financial institutions (including Bank of America) arranged by the Lead Arranger, which institutions shall be acceptable to the Borrower and the Administrative Agent (collectively, the “Lenders”).

SENIOR CREDIT FACILITY:	An initial aggregate principal amount (following the Increase) of up to $155,000,000 (together with an additional aggregate principal amount of up to $50,000,000, subject to the conditions set forth below), will be available through the following facilities:

Multi-Year Revolving Credit Facility: A revolving credit facility in the maximum principal amount of $35,000,000 (the “Revolving Credit Facility”), which will include a $5,000,000 sublimit for the issuance of standby letters of credit denominated in U.S. dollars only (each a “Letter of Credit”) and, a $5,000,000 sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by Bank of America (in such capacity, the “L/C Issuer”) and Swingline Loans will be made available by Bank of America, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

So long as there exists no Default or Event of Default, the Borrowers shall have the right to request that the Revolving Credit Facility be increased by an amount not to exceed $10,000,000, in the aggregate, and in minimum amount of $5,000,000, whereupon each Lender shall have the right, in its sole discretion, to either approve or deny such request. In the event that any Lenders deny such request, the Borrowers and BAS may bring in other lenders to participate in such increase.

Acquisition Facility: A term loan facility in a principal amount of up to $120,000,000, which may be borrowed in multiple drawdowns (the “Acquisition Facility”) (a) $40,000,000 of which will continue to be available during the period from the Closing Date until Maturity and (b) up to $80,000,000, as determined by the Borrowers (the “Refinancing Sublimit”) will be available during the period from the Closing Date through (and including) September 20, 2009 (the “Initial Note Maturity Date”); provided that, drawdowns under the Refinancing Sublimit shall be used solely to refinance all or a portion of the Senior Secured Notes (the “Senior Secured Notes”) outstanding under the Borrowers’ Amended and Restated Note Purchase Agreement, dated August 15, 2007, as amended (the “NPA”), that are scheduled to mature on the Initial Note Maturity Date (the “Maturing Notes”); provided further, that if any portion of the Maturing Notes are refinanced (on terms reasonably acceptable to the Required Lenders) on or prior to the Initial Note Maturity Date, by funds other than those drawn on the Refinancing Sublimit, the Borrowers may use any remaining portion of the Refinancing Sublimit not used to refinance the Maturing Notes to finance acquisitions in accordance with the Acquisition Facility (through the Maturity Date (as defined below)).

So long as there exists no Default or Event of Default, the Borrowers shall have the right to request that the Acquisition Facility be increased by an amount not to exceed $40,000,000, in the aggregate, and in minimum amount of $5,000,000, whereupon each Lender shall have the right, in its sole discretion, to either approve or deny such request. In the event that any Lenders deny such request, the Borrowers and BAS may bring in other lenders to participate in such increase.

The Revolving Credit Facility and the Acquisition Facility are collectively referred to herein as the “Senior Credit Facility”.

SWINGLINE OPTION:	Swingline Loans will be made available on a same day basis in an aggregate amount not exceeding $5,000,000 and in minimum amounts of $250,000. The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

PURPOSE:	The proceeds of the Senior Credit Facility shall be used (i) to refinance a portion of the Indebtedness issued under the NPA, (ii) for working capital, capital expenditures, and other lawful corporate purposes, (iii) to finance Permitted Acquisitions (as defined in the Borrowers’ Amended and Restated Credit Agreement, dated August 15, 2007, as amended (the “Existing Facility”), and (iv) to finance all fees, costs and expenses incurred in connection with the Increase and the other transactions contemplated hereby.

CLOSING DATE:	The execution of definitive loan documentation, to occur on or before April 30, 2009 (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on August 15, 2012 (the “Maturity Date”).

Advances under the Acquisition Facility shall be subject to repayment as set forth below, with the final payment of all amounts outstanding, plus accrued interest, being due and payable in full on the Maturity Date.

AVAILABILITY/SCHEDULED AMORTIZATION:	Revolving Credit Facility: Loans under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit, in each case subject to compliance with a borrowing base (the “Borrowing Base”) to be comprised of 80% of Eligible Receivables (as defined in the Existing Facility).

Acquisition Facility: Each advance under the Acquisition Facility (including under the Refinancing Sublimit) will be subject to quarterly amortization of principal in equal installments based on a ten (10) year payment schedule, with principal payments commencing on the first anniversary of such advance and the remaining principal due on the Maturity Date.

MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:	In addition to the amortization set forth above, (a) 100% of all net cash proceeds from sales of property and assets of any Credit Party (subject to certain exceptions set forth in Existing Facility), (b) 100% of all net cash proceeds from the issuance of additional equity interests in any Borrower or the Partnership (subject to certain exceptions set forth in Existing Facility), and (c) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of any Credit Party

(subject to certain exceptions set forth in Existing Facility), and (d) 100% of all net cash proceeds of recovery events received by any Credit Party (subject to certain exceptions set forth in Existing Facility), shall be applied, first, in accordance with the terms of the Intercreditor Agreement (as defined in the Existing Facility), and, second, as set forth in the Existing Facility (i.e., if such amounts relate to assets (or a Borrower) acquired in a Permitted Acquisition, such amounts shall be used to repay the amounts outstanding under any related Acquisition Loan, and otherwise pro rata to the prepayment of all outstanding Loans under the Senior Credit Facility).

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:	The Borrowers may prepay the Senior Credit Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment of the Acquisition Facility shall be applied to the principal installments thereof in inverse order of maturity. The unutilized portion of the commitments under the Senior Credit Facility may be irrevocably reduced or terminated by the Borrowers at any time without penalty.

SECURITY:	Each Credit Party shall grant the Administrative Agent and the Lenders valid and perfected first priority liens and security interests (subject to (i) certain exceptions set forth in the Existing Facility, including, without limitation, various state restrictions on the granting of mortgage liens on cemeteries, and (ii) certain sharing arrangements set forth below and in the Intercreditor Agreement) in all of the following:

	(a)	All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 66% of the capital stock of each such first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to each Borrower).

	(b)	All present and future intercompany debt of each Credit Party.

	(c)	All of the present and future property and assets, real and personal, of each Credit Party, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(d) All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facility and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).

Revolving Credit Facility: The obligations under the Revolving Credit Facility will be secured by a valid and perfected first priority lien and security interest (subject to certain exceptions set forth in Existing Facility) in substantially all Receivable Rights (as defined in the Intercreditor Agreement) of the Credit Parties, now owned or hereafter acquired, and a valid and perfected second priority lien and security interest (subject to certain exceptions set forth in Existing Facility) in all assets (other than the Receivable Rights) of the Credit Parties, which assets secure the Acquisition Facility and the Senior Secured Notes.

Acquisition Facility: The obligations under the Acquisition Facility will be secured by a valid and perfected first priority lien and security interest (subject to certain exceptions set forth in Existing Facility) in substantially all assets (other than Receivable Rights) of the Credit Parties, now owned or hereafter acquired, and a valid and perfected second priority lien and security interest (subject to certain exceptions set forth in Existing Facility) in all Receivable Rights of the Credit Parties.

Pursuant to the terms of the Intercreditor Agreement, the Senior Secured Notes shall share pari passu in that collateral securing the Acquisition Facility.

CONDITIONS PRECEDENT TO CLOSING:	The closing and the initial extension of credit under the Senior Credit Facility will be subject to satisfaction of the conditions precedent each in form and substance satisfactory to the Administrative Agent and each of the Lenders including, but not limited to, the following:

(i) The negotiation, execution and delivery of definitive documentation with respect to the Increase satisfactory to the Lead Arranger, the Administrative Agent and the Lenders (it being anticipated that the Increase will be evidenced by, inter alia, an amendment to the Existing Facility).

(ii) All filings, recordations and searches necessary or desirable in connection with the liens and security interests referred to above under Security shall have been duly made; all filing and recording fees and taxes shall have been duly paid and any surveys, title insurance (including any bring-downs), landlord waivers and access letters requested by the Administrative Agent, if any, with respect to real property interests of the Borrowers shall have been obtained. The Administrative Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Credit Parties; and the Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured, mortgagee or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrowers forming part of the Lenders’ collateral described under the section entitled “Security” set forth above.

(iii)	The Administrative Agent shall have received (A) reasonably satisfactory opinions of counsel to the Credit Parties (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility and the continued perfection of the Security) and of appropriate local counsel and such authorizing resolutions, certificates and other documents as the Administrative Agent shall reasonably require and (B) satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a continuing valid and perfected first priority (subject to certain exceptions set forth in Existing Facility) lien and security interest in such equity interests and in the other collateral referred to under the section entitled “Security” set forth above.

(iv)	There shall not have occurred since December 31, 2007, any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect; provided that, solely for the purposes of the commitment of any Lender to provide a portion of the Increase in accordance with the terms and conditions of this Summary of Terms, nothing specifically disclosed in the financial statements delivered pursuant to the Existing Facility, will be treated as having, or reasonably being expected to have, a Material Adverse Effect. “Material Adverse Effect” means: (A) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Partnership and its Subsidiaries taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Credit Document, or of the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Partnership and its Subsidiaries taken as a whole of any Credit Document.

(v)	The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Credit Parties, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

	(vi)	All of the Information shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Administrative Agent regarding the Credit Parties or the transactions contemplated hereby after the date of the Commitment Letter that (A) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (B) purports to adversely affect the Senior Credit Facility or any other aspect of the transactions contemplated hereby, and nothing shall have come to the attention of the Administrative Agent or the Lead Arranger to lead it to believe that (x) the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect or (y) the transactions contemplated hereby will have a Material Adverse Effect.

	(vii)	All accrued fees and all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arranger (including, without limitation, the fees and expenses of counsel (including any local counsel) for the Administrative Agent) shall have been paid.

	(viii)	Any amendments or restatements necessary or advisable to the Intercreditor Agreement, the NPA or the Senior Secured Notes or any of the Mortgages or other Collateral Documents securing the Senior Credit Facilities and the Senior Secured Notes.

	(ix)	The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, real estate appraisals for the largest 10% of the cemetery properties of the Borrowers (as measured by number of interments).

CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT:	Usual and customary for transactions of this type, including, without limitation, the following: (i) all of the representations and warranties in the loan documentation shall be true and correct as of the date of such extension of credit; (ii) no event of default under the Senior Credit Facility or incipient default shall have occurred and be continuing, or would result from such extension of credit; and (iii) in the case of any extension of credit under the Revolving Credit Facility, the aggregate principal amount of all loans outstanding under the Revolving Credit Facility and the aggregate undrawn amount of all Letters of Credit outstanding on such date, after giving effect to the applicable borrowing or issuance or renewal of a Letter of Credit, shall not exceed the Borrowing Base on such date.

REPRESENTATIONS AND WARRANTIES:	As set forth in the Existing Facility or as otherwise mutually agreed to, including, without limitation, the following (subject to certain exceptions set forth in Existing Facility): (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts, organizational documents or licenses; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default; (viii) ownership of property (including disclosure of liens, properties, leases and investments); (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) no casualty; (xxi) labor matters; (xxii) collateral documents; (xxiii) capitalization; (xxiv) tax shelter regulations; (xxv) common enterprise; (xxvi) compliance with cemetery laws; and (xxvii) compliance with foreign asset control regulations.

COVENANTS:	As set forth in the Existing Facility or as otherwise mutually agreed to, including, without limitation, the following (subject to certain exceptions set forth in Existing Facility):

	(a)	Affirmative Covenants – (i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (including of any default, material adverse condition, ERISA event, change in senior management, material change in accounting or financial reporting practices, disposition of property, sale of equity, incurrence of debt); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) compliance with environmental laws; (xiv) preparation of environmental reports; (xv) further assurances; (xvi) compliance with terms of leaseholds; (xvii) compliance with material contracts; (xvii) permitted acquisitions; (xviii) maintenance of corporate separateness; (xix) maintenance of trust funds and trust accounts; and (xx) “most favored nation” provisions with NPA.

	(b)	Negative Covenants – Restrictions on: (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations); (iii) investments (including loans and advances and Permitted Acquisitions); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends, equity issuances and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) amendments of organizational documents; (xii) changes in accounting policies or reporting practices; (xiii) prepayments of other indebtedness; (xiv) modification or termination of documents related to certain indebtedness (including the NPA); (xv) holding company; and (xvi) trust funds, in each case with such exceptions as may be agreed upon in the loan documentation.

(c) Financial Covenants – As follows:

• Minimum Consolidated Interest Coverage Ratio of 3.25 for the first 4 Fiscal Quarters including or immediately following the Closing Date, and thereafter 3.50 to 1.0.

• Maximum Consolidated Leverage Ratio of 3.75 for the first 4 Fiscal Quarters including or immediately following the Closing Date, and thereafter 3.50 to 1.0.

• Minimum Consolidated EBITDA of $39,000,000 (to be increased by 80% of additional EBITDA acquired in any Permitted Acquisition).

Each of the ratios and amounts referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period.

The definition of “Consolidated EBITDA” set forth in the Existing Facility will be amended to include an add-back for fees, costs and expenses incurred in connection with the Increase and related transactions described herein.

EVENTS OF DEFAULT:	As set forth in the Existing Facility or as otherwise mutually agreed to, including, without limitation, the following (subject to certain exceptions set forth in Existing Facility): (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; and (x) change of control.

ASSIGNMENTS AND PARTICIPATIONS:	Senior Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of any of the Revolving Credit Facility, the Acquisition Facility in a minimum amount, in any case, equal to $5,000,000.

Consents: The consent of the Company will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as defined in the Existing Facility). The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Acquisition Facility to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the L/C Issuer and the lender of any Swingline Loan will be required for any assignment under the Revolving Credit Facility.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facility or all or substantially all of the value of the guaranties of the Borrowers’ obligations made by the other Credit Parties.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the Senior Credit Facility and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facility, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Senior Credit Facility, and (v) the release of all or substantially all of the value of the guaranties of the Borrowers’ obligations made by the Guarantors, and (vi) the release of the Company as guarantor of the obligations of the other Borrowers; (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment and (c) the consent of the Lenders holding more than 50% of the loans and commitments under the applicable Facility shall be required with respect to certain other matters.

INDEMNIFICATION:	The Borrowers will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any indemnitee) arising out of or relating to the Senior Credit Facility, the Borrowers’ use of loan proceeds or the commitments. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	Commonwealth of Pennsylvania.

PRICING/FEES/ EXPENSES:	As set forth in Addendum I.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to Pennsylvania jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	The interest rates per annum applicable to the Senior Credit Facility (other than in respect of Swingline Loans) will, at the option of the Company, be either (a) the greater of (i) LIBOR or (ii) the LIBOR Floor, plus the Applicable Margin or (b) the Base Rate plus the Applicable Margin. “Applicable Margin” means a percentage per annum to be determined in accordance with the pricing grid set forth below, based on the Leverage Ratio. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Credit Facility. “Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds Rate for such day and (iii) except during a Eurodollar Unavailability Period, the sum of LIBOR plus 1.00%. “LIBOR Floor” means 2.00%.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

COMMITMENT FEE:	Commencing on the Closing Date, a commitment fee of a percentage per annum determined in accordance with the pricing grid set forth below shall be payable on the actual daily unused portions of the Senior Credit Facility. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

LETTER OF CREDIT FEES:	Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to Revolving Credit LIBOR loans. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee shall be payable to the L/C Issuer for its own account, in an amount to be mutually agreed.

PRICING GRID

Leverage Ratio	Applicable Margin for LIBOR Loans/ Letter of Credit Fees	Applicable Margin for Base Rate Loans	Unused Commitment Fee
< 1.50:1	3.25%	2.25%	0.500%
> 1.50:1 but < 2.50:1	3.75%	2.75%	0.625%
> 2.50:1	4.25%	3.25%	0.750%*

*	The Unused Commitment Fee for the Refinancing Sublimit shall, at all times prior to the refinancing of the Maturing Notes, be 0.750%.

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:	The Borrower will pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lead Arranger associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arranger, regardless of whether or not the Senior Credit Facility is closed. The Borrower will also pay the reasonable out-of-pocket expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

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